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                                                                    Exhibit 16.1



[Arthur Andersen LLP Letterhead]



April 27, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraph (a) of Item 4 included in the Form 8-K dated April 27, 2000 of Hotelworks.com, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,



Arthur Andersen LLP

cc: Mr. Leonard E. Parker, Chairman of the Board, Hotelworks.com, Inc. Mr. Douglas A. Parker, Acting Chief Executive Officer and President, Hotelworks.com, Inc.